Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

0% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

WITHOUT PAR VALUE

OF

THE AES CORPORATION

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), The AES Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, the Sixth Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of Delaware (the “Certificate of Incorporation”), authorizes the issuance of one billion, two hundred fifty million (1,250,000,000) shares of capital stock of the Corporation, of which one billion, two hundred million (1,200,000,000) shall be common stock, par value one cent ($0.01) per share (the “Common Stock”), and fifty million (50,000,000) shall be Preferred Stock, without par value (“Preferred Stock”);

That, subject to the provisions of the Certificate of Incorporation, the board of directors of the Corporation is authorized to issue from time to time the Preferred Stock in one or more classes or series and to fix by the resolution or resolutions providing for the issuance of shares of any such class or series the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such class or series to the full extent permitted by the Certificate of Incorporation and the DGCL; and

That, pursuant to the authority conferred upon the board of directors of the Corporation by the Certificate of Incorporation, the Pricing Committee of the board of directors of the Corporation, on March 9, 2021, adopted the following resolution designating a new series of Preferred Stock as “0% Series A Cumulative Perpetual Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the board of directors of the Corporation in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Corporation is hereby authorized, and the number of shares to be included in such series, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as set forth in the certificate of designations (the “Certificate of Designations”) that follows:

(1).         Number and Designation. The shares of such series of Preferred Stock shall be designated as “0% Series A Cumulative Perpetual Convertible Preferred Stock” (the “Convertible Preferred Stock”). The number of authorized shares constituting the Convertible Preferred Stock shall be 1,150,000. That number from time to time may be increased or decreased (but not below the number of shares of Convertible Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Corporation shall not have the authority to issue fractional shares of Convertible Preferred Stock.

(2).          Ranking. The Convertible Preferred Stock will rank, with respect to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation:

(a)         senior to all classes or series of Common Stock and to any other class or series of capital stock of the Corporation expressly designated as ranking junior to the Convertible Preferred Stock;

(b)         on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Convertible Preferred Stock, including the Series B Preferred Stock (if any); and

(c)         junior to any other class or series of capital stock of the Corporation expressly designated as ranking senior to the Convertible Preferred Stock.

(3).         Certain Definitions. As used in this Certificate of Designations, the following terms shall have the meanings given to them in this Section 3. Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Certificate of Incorporation, unless the context otherwise requires.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” shall have the meaning assigned to it in Section 18(b) hereof.

“Applicable Ownership Interest in Convertible Preferred Stock” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Applicable Remarketing Period” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Board of Directors” means the board of directors of the Corporation or a duly authorized committee of that board.

“Business Day” means any day other than a Saturday or a Sunday or any other day on which banking institutions and trust companies in New York City, New York are authorized or required by law or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible into, or exchangeable for, an equity interest), warrants or options to acquire an equity interest in such Person.

“cash” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Certificate of Designations” shall have the meaning assigned to it in the preamble hereof.

“Certificate of Incorporation” shall have the meaning assigned to it in the preamble hereof.

“close of business” means 5:00 p.m., New York City time.

“Closing Sale Price” per share of Common Stock means, on any date of determination, the closing sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Closing Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Common Stock” means common stock of the Corporation, par value $0.01 per share, subject to Section 13 hereof.

“Compounded Dividends” shall have the meaning assigned to it in Section 4(i) hereof.

“Constituent Person” means, in respect of any Reorganization Event, a Person with which the Corporation is consolidated or into which the Corporation is merged or which merged into the Corporation or to which the relevant sale or transfer was made, as the case may be, in connection with such Reorganization Event.

“Contract Adjustment Payments” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Conversion Agent” shall have the meaning assigned to it in Section 20(a) hereof.

“Conversion Date” shall have the meaning assigned to it in Section 9(b) hereof.

“Conversion Price” means as of any time, $1,000 divided by the Conversion Rate as of such time.

“Conversion Rate” per share of Convertible Preferred Stock means 31.5428 shares of Common Stock, as may be increased to the Increased Conversion Rate in accordance with Section 12 hereof and subject to adjustment as set forth herein.

“Convertible Preferred Stock” shall have the meaning assigned to it in Section 1 hereof.

“Convertible Preferred Stock Director” shall have the meaning assigned to it in Section 15(d) hereof.

“Corporate Unit” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Corporation” shall have the meaning assigned to it in the preamble hereof.

“Daily Conversion Value” means, for each of the 20 consecutive Trading Days during the Observation Period, one-twentieth of the product of (i) the applicable Conversion Rate on such Trading Day and (ii) the Daily VWAP of Common Stock on such Trading Day.

“Daily Measurement Value” means $1,000 divided by 20.

“Daily Net Share Settlement Amount” shall have the meaning assigned to it in the definition of “Daily Settlement Amount.”

“Daily Settlement Amount” means, for each of the 20 consecutive Trading Days during the Observation Period:

(i)       cash equal to the lesser of (A) the Daily Measurement Value and (B) the Daily Conversion Value for such Trading Day; and

(ii)       to the extent the Daily Conversion Value for such Trading Day exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (A) the difference between such Daily Conversion Value and the Daily Measurement Value, divided by (B) the Daily VWAP for such Trading Day (such number of shares, the “Daily Net Share Settlement Amount”).

“Daily VWAP” means, in respect of the Common Stock, for each relevant Trading Day, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AES <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant Trading Day until the scheduled close of trading on the relevant Trading Day (or if such volume weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Corporation).

“Depositary” means DTC or its successor depositary designated by the Corporation.

“Depositary Participant” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“DGCL” shall have the meaning assigned to it in the preamble hereof.

“Dividend Blocker Provisions” shall have the meaning assigned to it in Section 4(h) hereof.

“Dividend Increase Remarketing” shall have the meaning assigned to it in Section 4(b) hereof.

“Dividend Payment Date” shall have the meaning assigned to it in Section 4(c) hereof.

“Dividend Payment Method” shall have the meaning assigned to it in Section 5(d) hereof.

“Dividend Period” means the period beginning on, and including, a Dividend Payment Date (or if no dividends have been paid on the Convertible Preferred Stock, the Remarketing Settlement Date for a Dividend Increase Remarketing) to, but excluding, the next immediately succeeding Dividend Payment Date.

“Dividend Rate” (x) prior to a Dividend Increase Remarketing, if any, means 0% and (y) following a Dividend Increase Remarketing, if any, shall have the meaning assigned to it in Section 4(b) hereof.

“DTC” means The Depository Trust Company, New York, New York.

“Effective Date” means, in respect of any Fundamental Change, the date on which such Fundamental Change occurs or becomes effective.

“Ex-Dividend Date” when used with respect to any issuance or distribution on the Common Stock or any other security, means the first date on which the Common Stock or such other security, as applicable, trades, regular way, on the principal U.S. securities exchange or market on which the Common Stock or such other security, as applicable, is listed or traded at that time, without the right to receive the issuance or distribution in question, from the Corporation or the issuer of such security, as the case may be, or, if applicable, from the seller of the Common Stock or such security, as the case may be, on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” shall have the meaning assigned to it in Section 13(a) hereof.

“Exchange Property Unit” means, in respect of any Reorganization Event, the kind and amount of Exchange Property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the applicable settlement date) per share of Common Stock by a holder of Common Stock that is not a Constituent Person, or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by the Constituent Person and/or the Affiliates of the Constituent Person, on the one hand, and non-Affiliates of a Constituent Person, on the other hand.

“Final Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“First Redemption Date” shall have the meaning assigned to it in Section 8(a) hereof.

“Five-Day Average Price” means the average of the Daily VWAPs per share of Common Stock over the five consecutive Trading Day period ending on the second Trading Day immediately preceding the applicable Dividend Payment Date or other date in respect of which dividends are being paid.

“Fundamental Change” means the occurrence of any of the following events after the Units are originally issued:

(a)         any transaction or event (whether by means of a share exchange or tender offer applicable to the Common Stock, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Corporation or a sale, lease or other transfer of all or substantially all of the Corporation’s consolidated assets) or a series of related transactions or events occurs pursuant to which 50% or more of the Corporation’s outstanding Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, more than 10% of which consists of cash, securities or other property that is not, or will not be upon consummation of such transaction, listed on a United States national or regional securities exchange for a period of 30 or more consecutive Trading Days; or

(b)         the Common Stock ceases to be listed or quoted on a United States national or regional securities exchange for 30 or more consecutive Trading Days.

“Fundamental Change Company Notice” shall have the meaning assigned to it in Section 10(c) hereof.

“Fundamental Change Conversion Deadline” shall have the meaning assigned to it in Section 9(a)(ii) hereof.

“Fundamental Change Conversion Right” shall have the meaning assigned to it in Section 9(a)(ii) hereof.

“Fundamental Change Settlement Date” means the second Business Day following the final Trading Day of the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding the Fundamental Change Conversion Deadline.

“Fundamental Change Settlement Price” shall have the meaning assigned to it in Section 10(a) hereof.

“Global Preferred Share” shall have the meaning assigned to it in Section 18(a) hereof.

“Increased Conversion Rate” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Increased Rates” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Induced Conversion” shall have the meaning assigned to it in Section 9(d)(i) hereof.

“Induced Conversion Settlement Amount” shall have the meaning assigned to it in Section 9(d)(ii) hereof.

“Initial Dividend Threshold” shall have the meaning assigned to it in Section 11(d) hereof.

“Initial Price” means $25.88, subject to adjustment as set forth in Section 10(b) hereof.

“Junior Stock” means all classes or series of the Corporation’s common stock, including the Common Stock, and any other class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks junior to the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation.

“Liquidation Preference” shall have the meaning assigned to it in Section 6(a) hereof.

“Market Disruption Event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Modified Redemption Date” shall have the meaning assigned to it in Section 12(b)(ii).

“Net Share Settlement Amount” means the sum of the Daily Net Share Settlement Amounts for each of the 20 consecutive Trading Days during the related Observation Period.

“Observation Period” means, with respect to any share of Convertible Preferred Stock being converted, the 20 consecutive Trading Day period beginning on and including the second Trading Day after the Conversion Date relating to such share of Convertible Preferred Stock, provided that if the relevant Conversion Date occurs on or after the date of the Corporation’s issuance of a Redemption Notice with respect to the Convertible Preferred Stock in accordance with Section 8 and prior to the relevant Redemption Date, the Observation Period shall be the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding such Redemption Date; provided further that for conversions in connection with a Fundamental Change prior to a Successful Remarketing, the Observation Period shall be the 20 consecutive Trading Day period beginning on and including the 21st Scheduled Trading Day immediately preceding the Fundamental Change Conversion Deadline.

“Officer” means the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Corporate Secretary or any Assistant Corporate Secretary of the Corporation.

“open of business” means 9:00 a.m., New York City time.

“Optional Conversion” shall have the meaning assigned to it in Section 9(d)(i) hereof.

“Optional Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Optional Conversion Settlement Amount” shall have the meaning assigned to it in Section 9(d)(iii) hereof.

“Outstanding” means, when used with respect to Convertible Preferred Stock, as of any date of determination, all Convertible Preferred Stock theretofore authenticated and delivered under this Certificate of Designations, except:

(i)       shares of Convertible Preferred Stock redeemed and cancelled by the Corporation pursuant to Section 8; and

(ii)      shares of Convertible Preferred Stock as to which any consideration deliverable upon conversion thereof has been delivered and required to be cancelled pursuant to Section 9(b);

provided, however, that, in determining whether the holders of Convertible Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Convertible Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Convertible Preferred Stock which the Registrar has actual knowledge of being so owned shall be so disregarded.

“Parity Stock” means any class or series of Capital Stock of the Corporation the terms of which expressly provide that such class or series ranks on a parity with the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, including the Series B Preferred Stock (if any).

“Paying Agent” shall have the meaning assigned to it in Section 20(a) hereof.

“Permitted Distributions” means any of the following:

(i)       purchases, redemptions or other acquisitions of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants of the Corporation or any of its Subsidiaries;

(ii)      purchases of shares of Common Stock pursuant to a contractually binding requirement to buy Common Stock existing prior to the commencement of the first Dividend Period for which dividends on the Convertible Preferred Stock are unpaid, including under a contractually binding stock repurchase plan;

(iii)     the purchase of, or the payment of cash in lieu of, fractional interests in Junior Stock (x) in connection with a bona fide acquisition of a business or (y) pursuant to the conversion or exchange provisions of such Junior Stock or securities convertible into or exchangeable for such Junior Stock;

(iv)     any declaration of a dividend on the Capital Stock of the Corporation in connection with the implementation of a shareholders rights plan designed to protect the Corporation against unsolicited offers to acquire its Capital Stock, or the issuance of Capital Stock of the Corporation under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

(v)      dividends or distributions payable solely in Junior Stock, or warrants, options or rights to acquire such Junior Stock (other than any indebtedness, Senior Stock or Parity Stock), in each case, convertible into, exercisable for or exchangeable for Junior Stock;

(vi)     delivery of Series B Preferred Stock and (if applicable) Common Stock, and/or payment of cash in lieu of any fractional share of Common Stock, upon conversion of the Convertible Preferred Stock;

(vii)    the conversion of Capital Stock into, or exchange of Capital Stock for, other shares of any class or series of Parity Stock, so long as the liquidation preference of such class or series of Capital Stock issued upon conversion or exchange is less than or equal to the liquidation preference of the Capital Stock surrendered for conversion or exchange;

(viii)   payments on the Purchase Contracts or the Series B Preferred Stock (if any), in each case so long as the amount of payments made on account of such Purchase Contracts or Series B Preferred Stock (if any) and the Convertible Preferred Stock is paid on all such Purchase Contracts or Series B Preferred Stock (if any) and the Convertible Preferred Stock then outstanding on a pro rata basis in proportion to the full payment to which each such Purchase Contract, Series B Preferred Stock or Convertible Preferred Stock is then entitled if paid in full; or

(ix)       conversions of any Junior Stock into, or exchanges of any Junior Stock for, a class or series of other Junior Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.

“Preferred Dividend Default” shall have the meaning assigned to it in Section 15(d) hereof.

“Preferred Stock” shall have the meaning assigned to it in the preamble hereto.

“Prospectus Supplement” means the preliminary prospectus supplement, dated March 3, 2021 relating to the Units.

“Purchase Contract” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement between the Corporation and Deutsche Bank Trust Company Americas, as purchase contract agent, collateral agent, custodial agent and securities intermediary, dated as of March 11, 2021.

“Purchase Contract Settlement Date” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Record Date” means, with respect to the dividends payable on February 15, May 15, August 15 and November 15 of each year, the first day of the month in which the relevant Dividend Payment Date falls (whether or not a Business Day) or, if (x) the Corporate Units are held in the form of one or more permanent global securities registered in the name of the Depositary or its nominee and (y) the Separate Shares of Convertible Preferred Stock are held as Global Preferred Shares, the Record Date shall be the Business Day immediately preceding the applicable Dividend Payment Date.

“Redemption Date” means a date that is fixed for redemption of the Convertible Preferred Stock by the Corporation in accordance with Section 8 hereof.

“Redemption Notice” shall have the meaning assigned to it under Section 8(b)(i) hereof.

“Redemption Price” means an amount of cash equal to the Liquidation Preference per share of Convertible Preferred Stock being redeemed, plus an amount equal to any accumulated but unpaid dividends thereon, if any (whether or not declared), to but excluding, the Redemption Date; provided that if the Redemption Date shall occur after a Record Date that occurs after a Dividend Increase Remarketing and before the related Dividend Payment Date, the Redemption Price shall be reduced by the amount of dividends payable per share of Convertible Preferred Stock on the related Dividend Payment Date.

“Reference Price” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Registrar” shall have the meaning assigned to it in Section 16 hereof.

“Registration Statement” means, in respect of any dividends on the Convertible Preferred Stock payable in shares of Common Stock (in whole or in part), a registration statement under the Securities Act prepared by the Company covering, inter alia, the issuance of or resales of shares of Common Stock payable in respect of dividends on the Convertible Preferred Stock pursuant to Section 4 and Section 5 hereof, in each case, including all exhibits thereto and the documents incorporated by reference in the prospectus contained in such registration statement, and any post-effective amendments thereto.

“Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Remarketing Agent(s)” means any Remarketing Agent(s) appointed by the Corporation, pursuant to the Remarketing Agreement.

“Remarketing Agreement” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Remarketing Settlement Date” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Reorganization Event” shall have the meaning assigned to it in Section 13(a).

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Senior Stock” means each class or series of Capital Stock of the Corporation the terms of which expressly provide that such class or series ranks senior to the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation.

“Separate Shares of Convertible Preferred Stock” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Series B Preferred Stock” means the 0% Series B Cumulative Perpetual Preferred Stock, without par value, of the Corporation.

“Settlement Amount” means the Induced Conversion Settlement Amount or the Optional Conversion Settlement Amount.

“Spin-Off” shall have the meaning assigned to it in Section 11(c)(B) hereof.

“Stock Price” means, in respect of any Fundamental Change, (a) in the case of a Fundamental Change described in clause (a) of the definition thereof where all holders of the Common Stock receive only cash in the Fundamental Change, the cash amount paid per share of the Common Stock; and (b) in all other cases, the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Days immediately prior to but not including the Effective Date.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by one or more other Subsidiaries, or by the Corporation and one or more Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Successful Final Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Successful Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Trading Day” means (a) a day (i) on which the New York Stock Exchange, or, if the Common Stock is not then listed on the New York Stock Exchange, the principal exchange or quotation system on which the Common Stock is listed or admitted for trading, is scheduled to open for business and (ii) on which there has not occurred or does not exist a Market Disruption Event, or (b) if the Common Stock is not so listed or admitted for trading, a “Trading Day” means a Business Day.

“Transfer Agent” shall have the meaning assigned to it in Section 16 hereof.

“Unit” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Unsuccessful Final Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Unsuccessful Optional Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Unsuccessful Remarketing” shall have the meaning assigned to it in the Purchase Contract and Pledge Agreement.

“Valuation Period” shall have the meaning assigned to it in Section 11(c)(B) hereof.

(4)   .       Dividends.

(a)         The Convertible Preferred Stock shall initially not bear any dividends.

(b)         In connection with a Successful Remarketing of the Convertible Preferred Stock, dividends may become payable on the Convertible Preferred Stock at a rate (the “Dividend Rate”) in accordance with Section 12 hereof. From and after the Remarketing Settlement Date for such Successful Remarketing in connection with which dividends become payable on the Convertible Preferred Stock (a “Dividend Increase Remarketing”), holders of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends on each share of Convertible Preferred Stock at the Dividend Rate on the Liquidation Preference per share of the Convertible Preferred Stock, payable in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, at the Corporation’s election, unless the Corporation has previously irrevocably elected a Dividend Payment Method to apply as set forth herein, subject to the limitations described below.

(c)         If a Dividend Increase Remarketing occurs, dividends shall accumulate from the Remarketing Settlement Date or if dividends shall have been paid on the Convertible Preferred Stock thereafter, dividends will accumulate from the most recent Dividend Payment Date on which dividends were actually paid, and shall be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, a “Dividend Payment Date”) to the holders of record of shares of the Convertible Preferred Stock as they appear on the Corporation’s stock register at the close of business on the applicable Record Date.

(d)         The amount of dividends payable for each full Dividend Period for the Convertible Preferred Stock shall be computed by dividing the applicable annual

Dividend Rate by four. The amount of dividends payable for any other period shorter or longer than a full quarterly Dividend Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months (and for any period less than a month, on the basis of the actual number of days elapsed in a 30-day month). Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on each share of Convertible Preferred Stock shall cease to accumulate upon conversion or redemption, as the case may be, of such share of Convertible Preferred Stock.

(e)         If a Dividend Payment Date falls on a date that is not a Business Day, such Dividend Payment Date shall be postponed to the next succeeding Business Day; provided that, if such Business Day falls in the next succeeding calendar month, the Dividend Payment Date shall be brought forward to the immediately preceding Business Day.

(f)          Dividends on the Convertible Preferred Stock after a Dividend Increase Remarketing shall accumulate whether or not (1) the Corporation has earnings; (2) there are funds legally available for the payment of those dividends; or (3) those dividends are authorized or declared. Any dividend payment made on the Convertible Preferred Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to those shares of Convertible Preferred Stock which remain payable.

(g)         So long as any shares of Convertible Preferred Stock remain Outstanding, unless full cumulative dividends, if any, on the Convertible Preferred Stock for all past Dividend Periods (including Compounded Dividends thereon), if any, have been or contemporaneously are declared and paid or declared and a sum or number of shares of Common Stock sufficient for the payment thereof is set apart for payment, the Corporation (i) shall not declare and pay or declare and set aside for payment of dividends and shall not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any Junior Stock or Parity Stock, for any period; (ii) shall not redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any Junior Stock or Parity Stock; or (iii) shall not redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to the Purchase Contracts or make any payments (including any Contract Adjustment Payments) under the Purchase Contracts or any payment under any similar agreement providing for the issuance by the Corporation of Capital Stock on a forward basis; provided, however, that, notwithstanding any provisions of this Section 4(g) to the contrary, the Corporation may make any Permitted Distribution. When the Corporation does not pay dividends, if any, in full (or does not set apart a sum sufficient to pay dividends in full) on the Convertible Preferred Stock and any Parity Stock, the Corporation will declare any dividends upon the Convertible Preferred Stock and any Parity Stock pro rata, so that the amount of dividends declared per share of Convertible Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated but unpaid dividends per share on the Convertible Preferred Stock and such Parity Stock (which will not include any accumulation in respect of unpaid dividends on such Parity Stock for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.

(h)         The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, in accordance with Section 4(g), purchase or otherwise acquire such shares at such time and in such manner (such provisions described in this Section 4(h) and in Section 4(g) above, the “Dividend Blocker Provisions”).

(i)         Any accumulated but unpaid dividends shall accumulate additional dividends (“Compounded Dividends”) at the Dividend Rate until paid, compounded quarterly, to, but excluding, the Dividend Payment Date.

(j)         Holders of shares of Convertible Preferred Stock are not entitled to any dividends in excess of the full cumulative dividends (including Compounded Dividends) on the Convertible Preferred Stock as described herein.

(5).          Method of Payment of Dividends

(a)         Subject to the limitations described in this Section 5, and unless the Corporation has previously elected a Dividend Payment Method as set forth herein, the Corporation may pay any dividend (or any portion of any dividend) on the Convertible Preferred Stock (whether or not for a current Dividend Period or any prior Dividend Period) and any Compounded Dividends, determined in the sole discretion of the Board of Directors: (i) in cash; (ii) by delivery of shares of Common Stock; or (iii) through any combination of cash and shares of Common Stock.

(b)         Each dividend shall be paid in cash, except to the extent the Corporation timely elects, or has previously elected, to make all or any portion of such dividend in shares of Common Stock. Unless the Corporation has previously irrevocably elected a Dividend Payment Method to apply as set forth below, the Corporation shall give notice to holders of the Convertible Preferred Stock of any election with respect to any particular dividend payment, the portions of such dividend payment that will be made in cash and the portion of such payment that will be made in Common Stock no later than eight Scheduled Trading Days prior to the Dividend Payment Date for such dividend.

(c)         Any shares of Common Stock issued in payment or partial payment of a dividend shall be valued for such purpose at the applicable Five-Day Average Price, multiplied by 97%.

(d)         Without the consent of any holders of the Convertible Preferred Stock, the Corporation may, by notice to such holders, irrevocably elect whether the Corporation will pay dividend payments, if any, in cash, shares of Common Stock or a combination thereof (a “Dividend Payment Method”) and, if applicable, the amount or percentage of a dividend payment to be paid in Common Stock, to apply to any dividend payment following such notice (unless a Dividend Payment Method has previously been designated) and, subject to the foregoing, specify the effective time of such election (which may be at any time subsequent to the delivery of such notice). The Corporation’s irrevocable election of a Dividend Payment Method as described herein may be made by the Corporation in its sole discretion.

(e)         No fractional shares of Common Stock shall be delivered by the Corporation to holders of the Convertible Preferred Stock in payment or partial payment of a dividend. Instead, a cash adjustment shall be paid by the Corporation to each holder of Convertible Preferred Stock that would otherwise be entitled to receive a fraction of a share of Common Stock based on (x) the Five-Day Average Price and (y) the aggregate number of shares of Convertible Preferred Stock held by such holder (or if such holder’s shares of Convertible Preferred Stock are in the form of Global Preferred Shares, based on the applicable procedures of the Depositary for determining such number of shares).

(f)          To the extent that the Corporation, in its reasonable judgment, determines that a Registration Statement is required in connection with the issuance of, or for resales of, Common Stock issued as payment of a dividend, if any, the Corporation shall, to the extent such a Registration Statement is not currently filed and effective, use its commercially reasonable efforts to file and maintain the effectiveness of such a Registration Statement until the earlier of such time as all such shares of Common Stock have been resold thereunder and such time as all such shares are freely tradable by non-Affiliates of the Corporation without registration. To the extent applicable, the Corporation shall also use its commercially reasonable efforts to have such shares of Common Stock qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (or if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed).

(g)         Any dividends paid in shares of Common Stock shall be subject to the listing standards of the New York Stock Exchange, if applicable.

(6).          Liquidation Preference.

(a)         In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, holders of Convertible Preferred Stock shall be entitled to receive $1,000 per share of Convertible Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not authorized or declared), accumulated but unpaid thereon, if any, up to but excluding the date of payment, but subject to the prior payment in full of all the Corporation’s liabilities and the payment of Senior Stock. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, are insufficient to pay in full the preferential amount aforesaid and liquidating payments on Convertible Preferred Stock and any other Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Convertible Preferred Stock and any other Parity Stock ratably in proportion to the respective amounts that would be payable on such shares of Convertible Preferred Stock and any such other Parity Stock as if all amounts payable thereon were paid in full.

(b)         The Corporation shall instruct the Depositary to notify its participants, or if the Depositary or its nominee is not the sole registered owner of the then outstanding Convertible Preferred Stock, send a written notice by first class mail to each holder of record of the Convertible Preferred Stock at such holder’s registered address, of any event triggering the right to receive a distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(c)         Neither the consolidation or merger with or into any other Person, nor the voluntary sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or assets shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(d)         Subject to the rights of the holders of any Parity Stock, after payment has been made in full to the holders of the Convertible Preferred Stock, as provided in this Section 6, holders of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Convertible Preferred Stock shall not be entitled to share therein.

(7).         No Maturity. The Convertible Preferred Stock has no maturity date or mandatory conversion date.

(8).         Optional Redemption of the Convertible Preferred Stock. Shares of Convertible Preferred Stock shall be redeemable by the Corporation in accordance with this Section 8.

(a)         The Corporation may not redeem any shares of Convertible Preferred Stock prior to March 22, 2024 (the “First Redemption Date”). On or after the First Redemption Date, the Corporation may redeem, subject to Section 8(k) hereof, some or all the shares of the Convertible Preferred Stock at the Redemption Price. The Redemption Price shall be paid solely in cash. In connection with a Successful Remarketing of the Convertible Preferred Stock, the First Redemption Date may be changed to a later date as set forth in Section 12 as of the relevant Remarketing Settlement Date.

(b)         In the event the Corporation elects to redeem shares of Convertible Preferred Stock, the Corporation shall:

(i)       provide, not fewer than 25 Scheduled Trading Days nor more than 90 calendar days prior to the Redemption Date, to the Depositary a written notice (the “Redemption Notice”) stating, and instruct the Depositary to notify its participants of:

(A)       the Redemption Date;

(B)        the Redemption Price;

(C)        the name and address of the Paying Agent and Conversion Agent;

(D)       that shares of Convertible Preferred Stock called for redemption may be converted pursuant to Section 9 at any time before 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date;

(E)        if fewer than all the Outstanding shares of the Convertible Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed;

(F)        that, unless the Corporation defaults in making payment of such Redemption Price, dividends, if any, in respect of the shares of Convertible Preferred Stock called for redemption will cease to accumulate on and after the Redemption Date;

(G)       the CUSIP number of the Convertible Preferred Stock; and

(H)       any other information the Corporation wishes to present;

(ii)         (A) issue a press release containing the information set forth in Section 8(b)(i) and (B) publish such information on the Corporation’s website; and

(iii)        if the Depositary or its nominee is not the sole registered owner of the then outstanding Convertible Preferred Stock, send the Redemption Notice by first class mail to each holder of record of the Convertible Preferred Stock at such holder’s registered address; provided, however, that such Redemption Notice shall also state that the certificates evidencing the shares of the Convertible Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Redemption Price.

(c)         The Corporation shall not give any Redemption Notice prior to the earlier of a Remarketing Settlement Date and the Purchase Contract Settlement Date.

(d)         If the Corporation gives a Redemption Notice, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to:

(i)       shares of Convertible Preferred Stock registered in the name of the Depositary or its nominee, deposit or cause to be deposited, irrevocably with the Depositary cash sufficient to pay the Redemption Price and shall give the Depositary irrevocable instructions and authority to pay the Redemption Price to holders of such shares of Convertible Preferred Stock; and

(ii)       shares of Convertible Preferred Stock registered in the name of any holder other than the Depositary or its nominee, deposit or cause to be deposited, irrevocably with the Paying Agent cash sufficient to pay the Redemption Price and give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Convertible Preferred Stock upon surrender to the Paying Agent of their certificates evidencing their shares of the Convertible Preferred Stock.

(e)         If on the Redemption Date there has been irrevocably deposited with the Depositary and/or the Paying Agent cash sufficient to pay the Redemption Price for the shares of Convertible Preferred Stock to be redeemed, dividends, if any, shall cease to accumulate as of the Redemption Date on those shares of the Convertible Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 8, and such shares shall no longer be deemed to be Outstanding and any appropriate annotation on the certificates representing such shares to reflect such reduced balance shall be made.

(f)          Payment of the Redemption Price for shares of the Convertible Preferred Stock of which the Depositary (or its nominee) is not the sole registered owner is conditioned upon surrender of certificates representing such Convertible Preferred Stock, together with necessary endorsements, to the Paying Agent at any time after delivery of the Redemption Notice.

(g)         Payment of the Redemption Price for shares of the Convertible Preferred Stock shall be made on the Redemption Date, subject to Section 8(f).

(h)         If the Redemption Date falls after a Record Date that occurs after a Dividend Increase Remarketing and before the related Dividend Payment Date, holders of the shares of Convertible Preferred Stock at the close of business on that Record Date shall be entitled to receive the full dividend payable on those shares on the corresponding Dividend Payment Date.

(i)          If fewer than all the Outstanding shares of Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Corporation and the shares to be redeemed shall be selected by lot, on a pro rata basis (with any fractional shares being rounded to the nearest whole share), or in accordance with, and subject to, the applicable procedures of the Depositary.

(j)          Upon surrender of a certificate or certificates representing shares of the Convertible Preferred Stock that is or are redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Convertible Preferred Stock in an amount equal to the unredeemed portion of the shares of Convertible Preferred Stock surrendered for partial redemption.

(k)         If any shares of Convertible Preferred Stock are redeemed, the Corporation must also redeem a proportionate number of outstanding shares of Series B Preferred Stock, if any, on the same Redemption Date. If any shares of Series B Preferred Stock are redeemed, the Corporation must also redeem a proportionate number of outstanding shares of Convertible Preferred Stock on the same Redemption Date.

(l)          Notwithstanding the foregoing provisions of this Section 8, the Corporation shall not authorize, issue a press release or give a Redemption Notice unless (A) the

Corporation has funds legally available for the payment of the aggregate Redemption Price and (B) prior to giving such notice, (i) all accumulated but unpaid dividends on the Convertible Preferred Stock (whether or not declared), if any, for Dividend Periods ended prior to the date of such notice shall have been or contemporaneously are declared and paid out of legally available funds and (ii) if the Redemption Date occurs following a Record Date that occurs after a Dividend Increase Remarketing and prior to the related Dividend Payment Date, a cash dividend for the related Dividend Period has been declared and sufficient funds legally available therefor have been set aside for payment of such dividend.

(9).          Conversion.

(a)         Right to Convert.

(i)       Shares of Convertible Preferred Stock corresponding to Applicable Ownership Interests in Convertible Preferred Stock that are components of Corporate Units cannot be converted. Only Separate Shares of Convertible Preferred Stock can be converted. Subject to and upon compliance with the provisions of this Section 9, each holder of a Separate Share of Convertible Preferred Stock shall have the right, at such holder’s option, to convert such share (x) subject to satisfaction of the condition described in clause (ii) below, at any time prior to the close of business on the Business Day immediately preceding February 15, 2024 under the circumstances and during the periods set forth in clause (ii) below, and (y) regardless of the conditions described in clause (ii) below, at any time on or after February 15, 2024, in each case, at the Conversion Rate per share of Convertible Preferred Stock (subject to, and in accordance with, clause (d) below). Notwithstanding the foregoing, if any shares of Convertible Preferred Stock are called for redemption pursuant to Section 8, such conversion right shall cease and terminate, as to the shares of the Convertible Preferred Stock to be redeemed, at 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date, unless the Corporation defaults in the payment of the Redemption Price therefor, as provided herein.

(ii)      If a transaction or event that constitutes a Fundamental Change occurs prior to a Successful Remarketing, all or any integral number of a holder’s Separate Shares of Convertible Preferred Stock may be surrendered for conversion at any time from or after the Effective Date of such transaction until 35 Business Days after such Effective Date (such date, the “Fundamental Change Conversion Deadline” and such right of conversion, the “Fundamental Change Conversion Right”). If a transaction or event that constitutes a Fundamental Change occurs on or after a Successful Remarketing, there shall be no Fundamental Change Conversion Right.

(b)         Conversion Procedures. Conversion of Separate Shares of Convertible Preferred Stock may be effected by any holder thereof (A) if such holder’s shares of Convertible Preferred Stock are in certificated form, upon the surrender to the Corporation, at the principal office of the Corporation or at the designated corporate trust office of the

Conversion Agent, of the certificate or certificates, if any, for such shares of the Convertible Preferred Stock to be converted accompanied by a complete and manually or electronically signed notice of conversion (as set forth in the form of Convertible Preferred Stock certificate) along with (x) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent and (y) if required pursuant to Section 9(c), funds equal to the dividend payable on the next Dividend Payment Date or (B) if such holder’s shares of Convertible Preferred Stock are in the form of Global Preferred Shares, by (x) complying with the procedures of the Depositary in effect at that time and (y) if required pursuant to Section 9(c), delivering funds equal to the dividend payable on the next Dividend Payment Date. In case such notice of conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Series B Preferred Stock and shares of Common Stock, if any, in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock and shares of Common Stock upon conversion of shares of the Convertible Preferred Stock pursuant hereto. The conversion of the Convertible Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) the foregoing procedures have been complied with. As promptly as practicable after the Conversion Date with respect to any shares of Convertible Preferred Stock, the Corporation shall reflect in its stock records the cancellation of the Convertible Preferred Stock that is being converted and the issuance of such number of validly issued, fully paid and non-assessable shares of Series B Preferred Stock and validly issued, fully paid and non-assessable shares of Common Stock, if any, to which the holders of such shares of the Convertible Preferred Stock are entitled as a result of the conversion, if any, as of the close of business on the final day of the relevant Observation Period. If Series B Preferred Stock or Common Stock, if any, to be issued upon conversion is certificated, promptly after the issuance of the Series B Preferred Stock certificate or the Common Stock certificate, as the case may be (or, if the Convertible Preferred Stock is certificated, promptly after, and in any case no later than two Business Days after the later of the surrender of the certificates representing the shares that are converted and the final day of the relevant Observation Period), the Corporation shall deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of Series B Preferred Stock and Common Stock, as the case may be, to which the holder of shares of the Convertible Preferred Stock being converted (or such holder’s transferee) shall be entitled, if any, and (2) if the Convertible Preferred Stock is then certificated and if less than the full number of shares of the Convertible Preferred Stock represented by the surrendered certificate or certificates, if any, or specified in the notice, are being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates less the number of shares being converted. As of the close of business on the Conversion Date, the rights of the holder of the Convertible Preferred Stock as to the shares being converted shall cease except for the right to receive shares of the Series B Preferred Stock or cash, as the case may be, and Common Stock, if any, due upon conversion.

(c)         Dividend and Other Payments Upon Conversion.

(i)       Upon settlement of a conversion of the Convertible Preferred Stock and subject to Section 9(c)(ii) and Section 9(d)(ii), a holder shall not receive cash payment of accumulated but unpaid dividends, if any, and the Corporation shall not make any payments in respect of or adjust the Conversion Rate to account for accumulated but unpaid dividends to the Conversion Date, if any, except as provided in Section 10(a).

(ii)       If a holder of shares of Convertible Preferred Stock exercises its conversion rights, on and after the Conversion Date, such shares shall cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date. Upon conversion of the Convertible Preferred Stock, subject to Section 9(d)(ii), and except for conversion during the period from the close of business on any Record Date corresponding to a Dividend Payment Date to the open of business on such Dividend Payment Date, in which case the holder on such Record Date shall receive the dividends payable on such Dividend Payment Date, accumulated but unpaid dividends, if any, on the converted share of Convertible Preferred Stock shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of Series B Preferred Stock (in the case of an Optional Conversion) or payment of cash (in the case of an Induced Conversion), and delivery of any Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Convertible Preferred Stock being converted pursuant to the provisions hereof. Shares of the Convertible Preferred Stock surrendered for conversion after the close of business on any Record Date for the payment of dividends declared and before the opening of business on the Dividend Payment Date corresponding to that Record Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date; provided that no such payment shall be required (1) if the Corporation has specified a Redemption Date that is after a Record Date and on or prior to the Business Day immediately following the corresponding Dividend Payment Date or (2) if the Corporation has specified a Fundamental Change Conversion Deadline that is after a Record Date and on or prior to the Business Day immediately following the corresponding Dividend Payment Date.

(d)         Settlement Upon Conversion

(i)       Upon conversion of any Convertible Preferred Stock in connection with a redemption of the Convertible Preferred Stock (an “Induced Conversion”) or upon conversion of any Convertible Preferred Stock other than an Induced Conversion (an “Optional Conversion”), the Corporation shall deliver to the converting holder in respect of the Liquidation Preference of each share of Convertible Preferred Stock being converted the consideration set forth in this Section 9(d). A conversion of shares of Convertible Preferred Stock will be deemed for these purposes to be “in connection with a redemption of the Convertible Preferred Stock” if such shares have been called for redemption and the relevant Conversion Date occurs from, and including, the effective date of the

Redemption Notice to, and including, the Business Day immediately preceding the relevant Redemption Date.

(ii)       To satisfy its obligations with respect to an Induced Conversion, the Corporation shall pay and deliver, as the case may be, to the converting holder in respect of the Liquidation Preference of each share of Convertible Preferred Stock being converted an “Induced Conversion Settlement Amount” equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive Trading Days during the related Observation Period, together with a cash amount equal to all accumulated but unpaid dividends, whether or not declared, if any, on such converted Convertible Preferred Stock to, but excluding, the Dividend Payment Date immediately preceding the relevant Conversion Date.

(iii)     To satisfy its obligations with respect to an Optional Conversion, the Corporation shall deliver to the converting holder in respect of the Liquidation Preference of each share of Convertible Preferred Stock being converted an “Optional Conversion Settlement Amount” equal to one share of Series B Preferred Stock and a number of shares of Common Stock (if any) equal to the Net Share Settlement Amount.

(iv)     The Corporation shall pay and/or deliver, as the case may be, the Settlement Amount to converting holders on the second Business Day following the final Trading Day of the relevant Observation Period and such converting holders will be deemed to be the owners of the shares of Series B Preferred Stock and/or Common Stock, if any, included in the Settlement Amount on the last Trading Day of the relevant Observation Period.

(e)         Fractional Shares. In connection with the conversion of any shares of the Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Daily VWAP of the Common Stock on the last Trading Day of the relevant Observation Period rounded to the nearest whole cent.

(f)          Total Shares. If a holder surrenders for conversion more than one share of Convertible Preferred Stock on the same date, then the number of shares of Common Stock issuable pursuant to such conversion will be computed based on the aggregate number of shares of Convertible Preferred Stock surrendered for conversion on such date or, if the Convertible Preferred Stock is held in global book-entry form, based on such other aggregate number of shares of Convertible Preferred Stock being surrendered for conversion by the holder on the same date as the Depositary may otherwise request.

(g)         Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Corporation shall:

(i)       at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Convertible Preferred Stock such number of its authorized but unissued shares of Series B Preferred Stock and such number of authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Convertible Preferred Stock (assuming for such purposes that no conversions are Induced Conversions);

(ii)      prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Convertible Preferred Stock or in respect of dividends thereon, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of Series B Preferred Stock and any shares of Common Stock to be provided for the purpose of conversion of the Convertible Preferred Stock hereunder or in respect of dividends thereon); and

(iii)      ensure that all shares of Series B Preferred Stock and all shares of Common Stock, in each case, delivered upon conversion of the Convertible Preferred Stock, if any, and in respect of dividends thereon, if any, will, in each case, upon delivery, be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(10).        Adjusted Conversion Rate Upon a Fundamental Change.

(a)         If a Fundamental Change occurs prior to a Successful Remarketing and a holder of Convertible Preferred Stock elects to exercise its Fundamental Change Conversion Right of Separate Shares of Convertible Preferred Stock in connection with such Fundamental Change, if the Stock Price for such Fundamental Change is less than the Conversion Price, any such conversion in connection with such Fundamental Change shall be at an adjusted Conversion Rate that shall be equal to (x) the Liquidation Preference per share of Convertible Preferred Stock, divided by (y) the average of the Closing Sale Prices of the Common Stock for the five consecutive Trading Days ending on the second Business Day prior to such Fundamental Change Settlement Date (or, in the case of a Fundamental Change described in clause (a) of the definition of Fundamental Change where all holders of the Common Stock receive only cash in the Fundamental Change, the cash amount paid per share of Common Stock) (the amount described in clause (y) above, the “Fundamental Change Settlement Price”). Notwithstanding the foregoing, in no event shall the Conversion Rate exceed 77.2798 shares of Common Stock per share of Convertible Preferred Stock (which is approximately equal to the Liquidation Preference per share of Convertible Preferred Stock divided by 50% of the Initial Price), subject to adjustment in accordance with Section 10(b) and Section 11. A conversion of the Convertible Preferred Stock shall be deemed for these purposes to be “in connection with” such Fundamental Change (regardless of the Stock Price) if the Conversion Date occurs from, and including, the Effective Date of such Fundamental Change to, and including, the Fundamental Change Conversion Deadline.

(b)         The Initial Price shall be adjusted as of any date on which the Conversion Rate of the Convertible Preferred Stock is adjusted. The adjusted Initial Price will equal the Initial Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment and the denominator of which is the Conversion Rate as so adjusted.

(c)         If a Fundamental Change occurs prior to a Successful Remarketing, the Corporation shall send a notice to holders of a Fundamental Change within five Business Days after the Effective Date of such Fundamental Change (the “Fundamental Change Company Notice”). Such Fundamental Change Company Notice shall state:

(i)       the events constituting the Fundamental Change;

(ii)       the Effective Date of the Fundamental Change;

(iii)      the Fundamental Change Conversion Deadline;

(iv)     the name and address of the Paying Agent and the Conversion Agent;

(v)      the Conversion Rate, or if the Stock Price is less than the Conversion Price, the formula for determination of the Conversion Rate;

(vi)     the procedures that the holder of Convertible Preferred Stock must follow to exercise the Fundamental Change Conversion Right; and

(vii)    the Fundamental Change Settlement Date.

(d)         To exercise the Fundamental Change Conversion Right, a holder of the Convertible Preferred Stock must convert its Separate Shares of Convertible Preferred Stock in accordance with Section 9(a)(ii) and Section 9(b).

(e)         The Corporation shall, to the extent applicable, comply with the listing standards of the New York Stock Exchange in connection with the issuance of Common Stock upon any exercise of the Fundamental Change Conversion Right.

(f)          Nothing in this Section 10 shall prevent an adjustment to the Conversion Rate pursuant to Section 11 in respect of a Fundamental Change or any increase to the Conversion Rate pursuant to Section 12 in connection with a Successful Remarketing.

(11).      Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Corporation for any of the following events that occur following March 4, 2021:

(a)         If the Corporation issues Common Stock as a dividend or distribution on Common Stock to all or substantially all holders of Common Stock, or if the Corporation effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × OS1 / OS0

where:

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the open of business on the effective date of such share split or share combination;

CR1 = the Conversion Rate in effect immediately on and after the open of business on the Ex-Dividend Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or the effective date of such share split or share combination.

Any adjustment made pursuant to this subsection (a) shall become effective as of the open of business on (x) the Ex-Dividend Date for such dividend or distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this subsection (a) is declared but not so paid or made, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)         If the Corporation distributes to all or substantially all holders of Common Stock any rights, warrants or options entitling them for a period of not more than 60 calendar days after the date of distribution thereof to subscribe for or purchase Common Stock, in any case at an exercise price per share of Common Stock less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × (OS0 + X) / (OS0 + Y)

where:

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately on and after the open of business on the Ex-Dividend Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X = the aggregate number of shares of Common Stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise all such rights, warrants or options and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of announcement for the distribution of such rights, warrants or options.

For purposes of this subsection (b), in determining whether any rights, warrants or options entitle the holders to subscribe for or purchase Common Stock at less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate exercise price payable for such Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Corporation. Any increase to the Conversion Rate made under this subsection (b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If any right, warrant or option described in this subsection (b) is not exercised or converted prior to the expiration of the exercisability thereof, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant or option had not been so distributed.

(c)         (A) If the Corporation distributes shares of Capital Stock of the Corporation, evidences of indebtedness of the Corporation or other assets or property of the Corporation or rights, options or warrants to acquire Capital Stock of the Corporation or other securities to all or substantially all holders of Common Stock, excluding:

(i)       dividends, distributions, share splits and share combinations described in subsections (a) or (b) above;

(ii)      dividends or distributions paid exclusively in cash; and

(iii)     Spin-Offs described in subsection (c)(B),

then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × SP0 / (SP0 – FMV)

where

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately on and after the open of business on the Ex-Dividend Date for such distribution;

SP0 = the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined in good faith by the Corporation) of the shares of Capital Stock of the Corporation, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock, expressed as an amount per share of Common Stock, on the Ex-Dividend Date for such distribution.

An adjustment to the Conversion Rate made pursuant to this subsection (c)(A) shall become effective as of the open of business on the Ex-Dividend Date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined in this Section 11(c)) is equal to or greater than “SP0” (as defined in this Section 11(c)), in lieu of the foregoing increase, each holder of Convertible Preferred Stock shall receive, in respect of each share of Convertible Preferred Stock, at the same time and upon the same terms as holders of Common Stock and without having to convert its shares of Convertible Preferred Stock, the amount and kind of Capital Stock, evidences of indebtedness or other assets or property of the Corporation that such holder would have received if such holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution.

(B) However, if the Corporation distributes to all or substantially all holders of Common Stock, Capital Stock of the Corporation of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate in effect immediately following the 10th Trading Day immediately following, and including, the Ex-Dividend Date of the Spin-Off shall be increased based on the following formula:

CR1 = CR0 × (FMV0 + MP0) / MP0

where:

CR0 = the Conversion Rate in effect on the 10th Trading Day immediately following, and including, the Ex-Dividend Date for the Spin-Off;

CR1 = the Conversion Rate immediately after the 10th Trading Day immediately following (and including) the Ex-Dividend Date for the Spin-Off;

FMV0 = the average of the Closing Sale Prices of the Capital Stock of the Corporation or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Days after and including the Ex-Dividend Date for the Spin-Off (the “Valuation Period”); and

MP0 = the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under this subsection (c)(B) shall occur at the close of business on the last Trading Day of the Valuation Period; provided that for any Trading Day that falls within the relevant Observation Period for such conversion and within the Valuation Period, the reference to “10” in this subsection (c)(B) shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date for such spin-off and such Trading Day in determining the Conversion Rate as of such Trading Day.

If any such dividend or distribution described in this subsection (c)(B) is declared but not paid or made, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(d)           If any cash dividend or distribution is made to all or substantially all holders of Common Stock, other than a regular, quarterly cash dividend that does not exceed $0.1505 per share (the “Initial Dividend Threshold”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × (SP0 – IDT) / (SP0 – C)

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such cash dividend or distribution;

CR1 = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such cash dividend or distribution;

SP0 = the Closing Sale Price of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such cash dividend or distribution;

C = the amount in cash per share the Corporation distributes to holders of Common Stock; and

IDT = the Initial Dividend Threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend, the Initial Dividend Threshold shall be deemed to be zero.

Any increase to the Conversion Rate made pursuant to this subsection (d) shall become effective as of the open of business on the Ex-Dividend Date for such dividend or distribution. If any such dividend or distribution is not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as in this Section 11(d)) is equal to or greater than “SP0” (as defined in this Section 11(d)), in lieu of the foregoing increase, each holder of Convertible Preferred Stock shall receive, for each share of Convertible Preferred Stock, at the same time and upon the same terms as holders of shares of Common Stock and without having to convert its shares of Convertible Preferred Stock, the amount of cash that such holder would have received if such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

The Initial Dividend Threshold shall be subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment shall be made to the Initial Dividend Threshold for any adjustment made to the Conversion Rate under this Section 11(d).

(e)         If the Corporation or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for the Common Stock, other than an odd lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Sale Price of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × (AC + (SP1 × OS1)) / (SP1 × OS0)

where:

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Trading Day immediately following the date on which such tender or exchange offer expires;

CR1 = the Conversion Rate in effect immediately after the close of business on the Trading Day immediately following the date on which such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Corporation) paid or payable for the Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase or exchange of shares of Common Stock pursuant to such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares of Common Stock pursuant to such tender or exchange offer); and

SP1 = the Closing Sale Price of Common Stock on the Trading Day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made.

Any adjustment to the Conversion Rate made pursuant to this Section 11(e) shall become effective at the close of business on the Trading Day immediately following the date on which such tender offer or exchange offer expires. If the Corporation or one of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(f)          The Corporation may make such increases to the Conversion Rate in addition to those required by this Section 11 as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of Capital Stock of the Corporation (or rights to purchase Common Stock) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 Business Days and the increase is irrevocable during the period and the Corporation determines that such increase would be in its best interests. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of the Convertible Preferred Stock at the address of such holder as it appears in the stock register a notice of the reduction at least 15 calendar days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(g)         All required calculations shall be made to the nearest cent or 1/10,000th of a share, as the case may be. The Corporation shall not be required to make an adjustment to the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate. However, the Corporation shall carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried-forward adjustments (x) when all such carried-forward adjustments aggregate to a change of at least 1% in the Conversion Rate and (y) regardless of whether the aggregate adjustment is less than 1% (A) on the Effective Date for any Fundamental Change and (B) on each Trading Day of any Observation Period in respect of any conversion of Convertible Preferred Stock.

(h)         No adjustment to the Conversion Rate shall be made if holders of the Convertible Preferred Stock, as a result of holding the Convertible Preferred Stock and without conversion thereof, are entitled to participate at the same time as the holders of Common Stock participate in any of the transactions described above as if such holders of the Convertible Preferred Stock held a number shares of Common Stock equal to the Conversion Rate, multiplied by the number of shares of Convertible Preferred Stock held by such holders.

(i)          Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and shall be entitled to conclusively assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such Officer’s certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Convertible Preferred Stock at its last address appearing in the stock register within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(j)          For purposes of this Section 11, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 11, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(k)         Whenever any provision of this Section 11 requires the Corporation to calculate the Closing Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including any Observation Period, the period for determining any Five-Day Average Price, the period for determining any Stock Price and the period for determining any Fundamental Change Settlement Price (if applicable)), the Corporation shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period when the Closing Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.

(l)          The Conversion Rate shall not be adjusted except as specifically set forth in this Certificate of Designations. Notwithstanding the foregoing, the Conversion Rate shall not be adjusted:

(i)       upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)       upon the issuance of options, restricted stock or other awards in connection with any employment contract, executive compensation plan, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors or the exercise of such options or other awards;

(iii)      upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Convertible Preferred Stock was first issued;

iv)      solely for a change in the par value of the Common Stock; and

(v)       for accumulated but unpaid dividends, if any.

(12).         Remarketing

(a)         Remarketing. Holders of Separate Shares of Convertible Preferred Stock shall have the rights in respect of any Remarketing as set forth in the Purchase Contract and Pledge Agreement.

(b)         Increased Rates and/or Modified Redemption Date May Apply

(i)       In connection with each Remarketing, the Board of Directors shall determine any Increased Rate and/or Modified Redemption Date after consultation with the Remarketing Agent.

(ii)      In the event of a Successful Remarketing, (A) dividends may become payable on the Convertible Preferred Stock, (B) if the Closing Sale Price on the pricing date for a Successful Remarketing is less than or equal to the Reference Price, the Conversion Rate may be increased to the Increased Conversion Rate and/or (C) the First Redemption Date may be changed to a later date that is on or prior to March 21, 2025 (the “Modified Redemption Date”), in each case, on the Remarketing Settlement Date, as determined by the Board of Directors after consultation with the Remarketing Agent(s), and the Corporation shall (i) notify each of the Transfer Agent and the Conversion Agent by an Officer’s certificate delivered to the Transfer Agent and the Conversion Agent and (ii) request the Depositary to notify its Depositary Participants holding shares of Convertible Preferred Stock, in each case, of the Increased Rate(s) and Modified Redemption Date established for the Convertible Preferred Stock during the Remarketing on the Business Day following the date of the Successful Remarketing. Neither the Dividend Rate nor the Conversion Rate can be decreased in connection with a Remarketing, and the First Redemption Date cannot be made to be earlier than March 22, 2024 or later than March 21, 2025 in connection with a Remarketing. Any modified terms of the Convertible Preferred Stock in connection with a Remarketing shall apply to every share of Convertible Preferred Stock, whether or not remarketed.

(iii)      In the event of an Unsuccessful Final Remarketing, an Unsuccessful Optional Remarketing, or if no Applicable Ownership Interests in Convertible Preferred Stock are included in Corporate Units and none of the holders of the Separate Shares of Convertible Preferred Stock elect to have their shares of Convertible Preferred Stock remarketed in any Remarketing, the Dividend Rate, the Conversion Rate and the First Redemption Date will not be modified.

(iv)     If there is an Unsuccessful Remarketing, the Corporation shall cause a notice of the Unsuccessful Remarketing to be published before 9:00 a.m., New York City time, on the Business Day following the Applicable Remarketing Period. This notice shall be validly published by making a timely release to any appropriate news agency, including, without limitation, Bloomberg Business News and the Dow Jones News Service.

(13).        Effect of Recapitalizations, Reclassifications and Changes of Common Stock.

(a)         Each of the following events constitutes a “Reorganization Event”:

(i)       any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination);

(ii)      any consolidation, merger or combination involving the Corporation;

(iii)     any sale, lease or other transfer to another Person of the consolidated assets of the Corporation and its Subsidiaries substantially as an entirety; or

(iv)     any statutory exchange of the Common Stock;

in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (“Exchange Property”).

(b)         At and after the effective time of a Reorganization Event, the Conversion Rate shall be determined by reference to the value of an Exchange Property Unit, and the Corporation shall deliver, upon settlement of any conversion of Convertible Preferred Stock, subject to the immediately succeeding sentence, a number of Exchange Property Units equal to the number of shares of Common Stock that the Corporation would otherwise be required to deliver. However, at and after the effective time of the Reorganization Event, (x) any amount payable or deliverable, as the case may be, in cash or Series B Preferred Stock, as applicable, will continue to be payable in cash or deliverable in Series B Preferred Stock (or, subject to Section 13(d), in the case of any such Reorganization Event in which the Corporation is not the surviving or resulting entity, preference securities of the surviving or resulting entity or its ultimate parent, that have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock immediately prior to such reorganization), as applicable, (y) any shares of Common Stock that the Corporation would have been required to deliver upon conversion of Convertible Preferred Stock in accordance with Section 9(d) shall instead be deliverable in the amount and type of Exchange Property that a holder of that number of shares of Common Stock would have received in such transaction and (z) the Daily VWAP and Fundamental Change Settlement Price shall be calculated based on the value of an Exchange Property Unit that a holder of one share of Common Stock would have received in such transaction.

(c)         In the event holders of Common Stock (other than any Constituent Person or Affiliate thereof) have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property Unit that holders of the Convertible Preferred Stock are entitled to receive shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock. The Corporation shall notify holders of the weighted average as soon as practicable after such determination is made.

(d)         If the holders in a Reorganization Event receive only cash in such Reorganization Event, then notwithstanding anything herein to the contrary for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each share of Convertible Preferred Stock shall be solely cash in an amount equal to the Conversion Rate (as may be increased pursuant to Section 10) in effect on the Conversion Date, multiplied by the price paid per share of Common Stock in such Reorganization Event and (ii) the Corporation shall satisfy its conversion obligation by paying cash to converting holders on the second Scheduled Trading Day immediately following the Conversion Date.

(e)         In connection with any Reorganization Event, the Corporation shall amend this Certificate of Designations to provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under Section 11 above (it being understood that no such adjustments shall be required with respect to any portion of the Exchange Property that consists of cash), (2) in the case of any transaction that results in the common equity of any entity other than the Corporation (or the Corporation’s successor in such transaction) being included as Exchange Property, (x) by replacing references to the “Corporation” (and similar references) in the definitions of “Fundamental Change” with references to that other entity and (y) by causing the Dividend Blocker Provisions to apply to that other entity, with its common equity securities being deemed stock ranking junior to the Convertible Preferred Stock for this purpose and (z) to include such additional provisions to protect the interests of the holders of Convertible Preferred Stock as the Board of Directors reasonably considers necessary by reason of the foregoing. The Corporation shall not become party to any Reorganization Event unless its terms are consistent with the foregoing.

(f)          In connection with any adjustment to the Conversion Rate pursuant to this Section 13, the Corporation shall also adjust the Initial Dividend Threshold based on the number of shares of Common Stock comprising the Exchange Property and (if applicable) the value of any non-stock consideration comprising the Exchange Property. If the Exchange Property is composed solely of non-stock consideration, the Initial Dividend Threshold shall be zero.

(g)         The Corporation shall cause notice of the application of this Section 13 to be delivered to each holder of the Convertible Preferred Stock at the address of such holder as it appears in the stock register within twenty (20) days after the occurrence of any of the events specified in Section 13(a) and shall publish such information on its website. Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 13.

(h)         The above provisions of this Section 13 shall similarly apply to successive Reorganization Events, and the provisions of Section 11 shall apply to any shares of Capital Stock received by the holders of Common Stock in any such Reorganization Event.

(14).        Rights Issued in Respect of Common Stock Issued Upon Conversion. If the Corporation has in effect a rights plan while any shares of Convertible Preferred Stock remain outstanding, holders of Convertible Preferred Stock shall receive, upon a conversion of Convertible Preferred Stock, in addition to shares of Common Stock, if any, rights under the Corporation’s shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the shareholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of Convertible Preferred Stock would not be entitled to receive any rights in respect of the Common Stock, if any, delivered upon conversion of Convertible Preferred Stock, the Conversion Rate shall be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, Capital Stock of the Corporation (other than Common Stock), evidences of indebtedness of the Corporation or other assets or property pursuant to Section 11(c) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

(15).        Voting Rights.

(a)         The holders of record of shares of the Convertible Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 15, as otherwise provided in the Certificate of Incorporation or as otherwise provided by law.

(b)         The affirmative vote of holders of at least two-thirds of the Outstanding shares of the Convertible Preferred Stock and all other class or series of Parity Stock upon which equivalent voting rights have been conferred, voting as a single class, in person or by proxy, at an annual meeting of the Corporation’s stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required for the following events:

(i)       to authorize, create or issue, or increase the number of authorized or issued shares of any class or series of Senior Stock, or reclassify any Capital Stock of the Corporation into any such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock;

(ii)      to alter, repeal or amend any provisions of the Certificate of Incorporation so as to materially and adversely affect any right, preference, privilege or voting power of the Convertible Preferred Stock; and

(iii)     to consummate a binding share exchange or reclassification involving the shares of Convertible Preferred Stock or a merger or consolidation of the Corporation with another entity, unless either (A) the shares of Convertible Preferred Stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Convertible Preferred Stock immediately prior to such consummation, taken as a whole, or (B) in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of Convertible

Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, such surviving or resulting entity or ultimate parent is organized under the laws of the United States, any state thereof or the District of Columbia and treated as a corporation for U.S. federal income tax purposes, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided that the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to pre-emptive or similar rights or otherwise, of any series of Preferred Stock (including the Convertible Preferred Stock) constituting Junior Stock or Parity Stock, shall not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Convertible Preferred Stock, and shall not require the affirmative vote or consent of the holders of the Convertible Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified above would adversely affect one or more but not all series of Parity Stock (including the Convertible Preferred Stock and/or the Series B Preferred Stock for this purpose), then only the one or more series of Parity Stock adversely affected and entitled to vote, rather than all series of Parity Stock, shall vote as a class.

(c)         Without the consent of the holders of the Convertible Preferred Stock, the Corporation may amend, alter, supplement, or repeal any terms of the Convertible Preferred Stock for the following purposes:

(i)       to cure any ambiguity, defect, inconsistency or mistake, or to correct or supplement any provision contained in this Certificate of Designations establishing the terms of the Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in in this Certificate of Designations;

(ii)      so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Convertible Preferred Stock, and limitations and restrictions thereof, to make such other provisions in regard to matters or questions relating to the Convertible Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations establishing the terms of the Convertible Preferred Stock, including, but not limited to, the filing with the Secretary of the State a certificate of designations to reflect the amended terms (if any) of the Convertible Preferred Stock in connection with a Successful Remarketing;

(iii)     to waive any of the Corporation’s rights with respect thereto;

(iv)     to amend, alter, supplement or repeal any terms of the Convertible Preferred Stock in order to conform this Certificate of Designations and/or the terms of the Convertible Preferred Stock to the description contained in the Prospectus Supplement (as supplemented by the related term sheet);

(v)      to amend, alter, supplement or repeal any terms of the Convertible Preferred Stock in order to implement changes in connection with a Successful Remarketing as set forth in Section 12;

(vi)     to irrevocably elect a Dividend Payment Method to apply; or

(vii)    to file a certificate of correction with respect to this Certificate of Designations to the extent permitted by Section 103(f) of the DGCL.

Holders of Convertible Preferred Stock shall not be entitled to vote with respect to (A) any increase in the number of the authorized shares of Common Stock or Preferred Stock, (B) any increase in the number of authorized shares of Convertible Preferred Stock, or (C) the creation, issuance or increase in the number of authorized shares of any Junior Stock or Parity Stock, except as set forth above, nor shall holders of Convertible Preferred Stock have any voting rights with respect to, and the consent of the holders of any Convertible Preferred Stock is not required for, any corporate action, including any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of Convertible Preferred Stock, except as set forth above. No holder of Common Stock or any other class or series of stock shall be entitled to vote with respect to any changes to the terms of the Convertible Preferred Stock or the adoption of any certificate of designations with respect thereto in connection with a Successful Remarketing as set forth in Section 12.

In addition, the voting power as provided above shall not apply, if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, the Corporation has redeemed upon proper procedures all outstanding shares of the Convertible Preferred Stock.

(d)         If at any time after a Dividend Increase Remarketing dividends on any shares of Convertible Preferred Stock have not been declared and paid in full for six or more Dividend Periods from and after such Successful Remarketing, whether or not consecutive (a “Preferred Dividend Default”), then the holders of shares of Convertible Preferred Stock (voting together as a class with the holders of all other classes or series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable (and with voting rights allocated pro rata based on the Liquidation Preference of the Convertible Preferred Stock and each such other class or series of Preferred Stock)) will be entitled to vote for the election of two additional directors of the Corporation (each, a “Convertible Preferred Stock Director”) until all dividends accumulated on the Convertible Preferred Stock and all other series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable have been fully paid or declared and a sum sufficient for such payment is set aside for payment. In such a case, the number of directors serving on the Board of Directors shall be increased by two. The election of any such Convertible Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which securities of the Corporation may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Convertible Preferred Stock Directors shall be elected by a plurality of the votes cast in the election to serve until the next annual meeting and each Convertible Preferred Stock Director will serve until his or her successor is duly elected and qualifies or until that Convertible Preferred Stock Director’s right to hold the office terminates, whichever occurs earlier. Subject to the timing and notice requirements of the Corporation’s by-laws as in effect on the date of the Prospectus Supplement, the election will take place at:

(i)       a special meeting called by holders of at least 10% of the outstanding shares of Convertible Preferred Stock together with any other class or series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable, if this request is received more than 90 calendar days before the date fixed for the Corporation’s next annual or special meeting of stockholders or, if the Corporation receives the request for a special meeting within 90 calendar days before the date fixed for the Corporation’s next annual or special meeting of stockholders, at the Corporation’s annual or special meeting of stockholders; and

(ii)      each subsequent annual meeting (or special meeting held in its place) until all accumulated dividends on the Convertible Preferred Stock and on all other classes or series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable have been paid in full for all past Dividend Periods (with respect to the Convertible Preferred Stock) and for all past dividend periods (with respect to such Parity Stock) and the dividend for the then current Dividend Period (with respect to the Convertible Preferred Stock) and for the then current dividend period (with respect to such Parity Stock) has been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

If and when all accumulated dividends on the Convertible Preferred Stock and all other classes or series of Parity Stock upon which equivalent voting rights have been conferred and are exercisable have been paid in full or a sum sufficient for such payment in full is set aside for payment, holders of shares of Convertible Preferred Stock will be divested of the voting rights set forth above (subject to re-vesting in the event of any subsequent Preferred Dividend Defaults) and the term of office of such Convertible Preferred Stock Directors so elected will terminate and the entire Board of Directors will be reduced accordingly. Each Convertible Preferred Stock Director will be entitled to one vote on any matter.

(16).      Transfer Agent and Registrar. The duly appointed transfer agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Convertible Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

(17).      Currency. All shares of Convertible Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$”or “dollars” refer to U.S. currency.

(18).        Form.

(a)         Shares of the Convertible Preferred Stock shall be issued in fully registered, certificated form and may be issued in the form of one or more permanent global shares of Convertible Preferred Stock registered in the name of the Depositary or its nominee (each, a “Global Preferred Share”). Convertible Preferred Stock represented by the Global Preferred Shares will be exchangeable for other certificates evidencing shares of Convertible Preferred Stock only (x) if the Depositary (A) has notified the Corporation that it is unwilling or unable to continue as depository for the Global Preferred Shares or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by the Corporation within 90 days after such notice or cessation or (y) if the Corporation determines at any time that the shares of Convertible Preferred Stock shall no longer be represented by Global Preferred Shares, in which case it shall inform the Depositary of such determination. In any such case, such new certificates evidencing shares of Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Registrar. Except as provided above, owners of beneficial interest in a Global Preferred Share will not be entitled to receive certificates evidencing shares of Convertible Preferred Stock. Unless and until such Global Preferred Share is exchanged for other certificates evidencing shares of Convertible Preferred Stock, Global Preferred Shares may be transferred, in whole but not in part, and any payments on the Convertible Preferred Stock shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Corporation or to a nominee of such successor Depositary.

(b)         To the extent permitted by applicable procedures of the Depositary, certificates evidencing shares of the Convertible Preferred Stock may be issued to represent fractional shares with a liquidation preference of $100 and integral multiples of $100 in excess thereof.

The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by the Global Preferred Shares, or any one Global Preferred Share, may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. At such time as all interests in a Global Preferred Share have been converted, canceled, repurchased or transferred, such Global Preferred Share shall be, upon receipt thereof, canceled by the Corporation in accordance with standing procedures and existing instructions between the Depositary and the Corporation.

This Section 18 shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 18, countersign and deliver one or more Global Preferred Shares in accordance with the terms hereof that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the registered holder of the Convertible Preferred Stock or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.

An Officer shall sign the certificates evidencing the Convertible Preferred Stock for the Corporation, in accordance with the Corporation’s by-laws and applicable law, by manual, electronic or facsimile signature. If an Officer whose signature is on a share certificate no longer holds that office at the time the Transfer Agent authenticates the certificate, such certificate shall be valid nevertheless. A certificate evidencing shares of Convertible Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually or electronically countersigns such certificate. The signature shall be conclusive evidence that such certificate has been authenticated under this Certificate of Designations. Each share certificate shall be dated the date of its authentication.

(19).      Reissuance and Retirement. Shares of Convertible Preferred Stock that have been redeemed or converted in accordance herewith or automatically delivered to the Corporation following an Unsuccessful Final Remarketing pursuant to the Purchase Contract and Pledge Agreement, in each case, shall be retired and shall not be reissued as shares of Convertible Preferred Stock hereunder, but the number of shares so retired shall revert to the status of authorized but unissued shares of Preferred Stock of the Corporation.

(20).        Paying Agent and Conversion Agent.

(a)         The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where Convertible Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Convertible Preferred Stock may be presented for conversion (the “Conversion Agent”).

Deutsche Bank Trust Company Americas shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder, but with prior written notice to the Paying Agent and the Conversion Agent thereof. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent. Initially, Deutsche Bank Trust Company Americas shall be the Paying Agent and Conversion Agent.

(b)         Payments due on the Convertible Preferred Stock shall be payable at the office or agency of the Corporation maintained for such purpose in The City of New York and at any other office or agency maintained by the Corporation for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Convertible Preferred Stock register. Notwithstanding the foregoing, payments due in respect of the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.

(21).       Headings. The headings of the subsections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(22).       Rights of Holders. No person or entity, other than the person or entity in whose name a certificate representing the Convertible Preferred Stock is registered, shall have any rights hereunder or with respect to the Convertible Preferred Stock, the Corporation shall recognize the registered owner thereof as the sole owner for all purposes, and no other person or entity (other than the Corporation) shall have any benefit, right, claim or remedy hereunder.

(23).      Withholding. Notwithstanding anything to the contrary, the Corporation or any agent of the Corporation shall have the right to deduct and withhold from any payment or distribution (or deemed distribution) made with respect to any share of Convertible Preferred Stock (or the delivery of shares of Common Stock and/or cash upon conversion of Convertible Preferred Stock) such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or delivery) under applicable tax law without liability therefor. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid (or delivered) to the applicable holder of Convertible Preferred Stock. In the event the Corporation or any agent of the Corporation previously remitted any amounts to a governmental entity on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) or delivery with respect to any share of Convertible Preferred Stock with respect to an applicable holder of Convertible Preferred Stock, the Corporation and any such agent shall be entitled to offset any such amounts against any amounts otherwise payable or deliverable to the applicable holder hereunder or under any other instrument or agreement.

IN WITNESS WHEREOF, The AES Corporation has executed this certificate, this 10th day of March, 2021.

The AES Corporation

By:	/s/ Ahmed Pasha
Name: Ahmed Pasha
Title: Treasurer